                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           PRIME GROUP REALTY TRUST
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                     [LOGO OF PRIME GROUP REALTY TRUST]

Michael W. Reschke
Chairman of the Board

                                 April 29, 1999

Dear Shareholder:

   You are cordially invited to attend the Annual Meeting of Shareholders (the "Meeting") of Prime Group Realty Trust (the "Company") to be held on Wednesday, May 19, 1999, at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois. The purpose of the Meeting is to consider and vote upon proposals (i) to elect two Trustees, (ii) to approve the First Amendment to the Company's Share Incentive Plan (the "Share Incentive Plan") to provide for an increase in the number of Common Shares issuable under the Share Incentive Plan from 1,850,000 to 2,540,000, (iii) to ratify the appointment of the Company's independent auditors and (iv) to transact such other business as may properly come before the Meeting. Additional information with respect to these matters is set forth in the enclosed Proxy Statement.

   Whether or not you plan to attend the Meeting and regardless of the number of shares you own, it is important that your shares be represented at the Meeting. Therefore, after you read the enclosed Proxy Statement, I urge you to mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded.

   The Board of Trustees appreciate your investment and your interest in the Company, and look forward to seeing you at the meeting.

                                         /s/ Michael W. Reschke
                                         Michael W. Reschke
                                         Chairman of the Board

                           PRIME GROUP REALTY TRUST

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on May 19, 1999

To the Shareholders:

   Notice is hereby given that the Annual Meeting of Shareholders of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), will be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois on Wednesday, May 19, 1999, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

     1. To elect two Class II Trustees for a term of three years each;

     2. To vote on the approval of the First Amendment to the Prime Group Realty Trust 1997 Share Incentive Plan;

     3. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

     4. To transact such other business as may properly come before the Meeting and at any adjournment(s) thereof.

   Shareholders of record at the close of business on March 31, 1999 shall be entitled to notice of, and to vote at, the Meeting.

                                          By order of the Board of Trustees,

                                          /s/ James F. Hoffman

                                          James F. Hoffman, Secretary

April 29, 1999


 IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                           PRIME GROUP REALTY TRUST
                             77 West Wacker Drive
                                  Suite 3900
                            Chicago, Illinois 60601

                               ----------------

                                PROXY STATEMENT
                                    FOR THE
                      1999 ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held on May 19, 1999

   The enclosed proxy is solicited by and on behalf of the board of trustees (the "Board of Trustees" or the "Board") of Prime Group Realty Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of Shareholders (the "Meeting") to be held at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, on May 19, 1999 at 10 a.m., local time, and at any postponement(s) or adjournment(s) thereof, at which shareholders of record at the close of business on March 31, 1999 shall be entitled to vote. This Proxy Statement and accompanying Proxy Card are being mailed to shareholders on or about April 30, 1999. In addition, there is being mailed herewith, to each shareholder of record, the Company's Annual Report to Shareholders for 1998.

   Each proxy executed and returned by a shareholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a shareholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

   The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its trustees, officers, employees and others to solicit proxies, personally or by telephone. Those persons will not be compensated specially for such services. Arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and shareholders of record to forward solicitation materials to the beneficial owners of shares held of record by such persons. The Company may reimburse such solicitors or holders for reasonable out-of-pocket expenses incurred by them in solicitation. The Company may pay reasonable and customary proxy solicitation fees to a third-party solicitation firm, if engaged.

   Only holders of record of the Company's common shares of beneficial interest, par value $.01 per share ("Common Shares"), on March 31, 1999 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 15,135,727 Common Shares outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Shares is entitled to one vote for each Common Share held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and "broker non-votes" (which occur when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Assuming the presence of a quorum, (i) election of Trustees will require the affirmative vote of a plurality of all the votes cast by holders of Common Shares at the Meeting and (ii) approval of the First Amendment to the 1997 Share Incentive Plan (the "Share Incentive Plan") and approval of the appointment of independent auditors will require the affirmative vote of a majority of all the votes cast for or against such proposals, with abstentions not being counted. Broker non-votes will not be counted at the Meeting other than for quorum purposes. Holders of the Common Shares are not entitled to dissenting shareholders' appraisal rights under Maryland law.

Principal Security Holders of the Company

   The following tables set forth certain information regarding the beneficial ownership of the Common Shares and of common units of limited partnership interests ("Common Units") in Prime Group Realty L.P., a Delaware limited partnership in which the Company is the managing general partner (the "Operating Partnership"), for (a) each person who is a shareholder of the Company beneficially owning more than five percent (5%) of the voting securities of the Company, (b) each named executive officer listed in the Summary Compensation Table presented below, (c) the Trustees of the Company and (d) the Trustees and executive officers of the Company as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power. The number of Common Shares represents (i) the number of Common Shares the person holds, (ii) the number of Common Shares into which Common Units held by such person are exchangeable (if, as discussed below, the Company elects to issue Common Shares rather than pay cash upon such exchange), (iii) the number of Common Shares the person has the right to acquire upon exercise of certain options to purchase Common Shares and (iv) the number of Common Shares into which the Series A Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share (the "Convertible Preferred Shares"), held by such person are convertible. The extent to which a person holds Common Shares as opposed to Common Units, options or Convertible Preferred Shares is set forth in the footnotes. The agreement of limited partnership of the Operating Partnership (the "Operating Partnership Agreement") provides that Common Units may be exchanged, subject to certain limitations, into Common Shares or, at the option of the Company, cash equal to the fair market value of a Common Share at the time of exchange.

   The following table sets forth information as to the persons known to the Company to be the beneficial owners of more than five percent (5%) of the Company's Common Shares as of April 10, 1999.

                                    Number of
                                  Common Shares/ Percent of All  Percent of All
Name and Address of                Common Units  Common Shares   Common Shares/
Beneficial Owner                    Owned (1)         (2)       Common Units (3)
-------------------               -------------- -------------- ----------------
Michael W. Reschke (4)..........    8,535,072         36.3%           31.0%
Primestone Investment Partners,
 L.P. (5).......................    7,944,893         34.4            28.9
The Prime Group, Inc. (6).......    7,944,893         34.4            28.9
Morgan Stanley, Dean Witter,
 Discover & Co. (7).............    2,635,370         17.4             9.6
Southeastern Asset Management,
 Inc. (8).......................    2,443,300         16.1             8.9
Capital Growth Management
 Limited Partnership (9)........    2,285,100         15.1             8.3
Morgan Stanley Dean Witter
 Investment Management Inc. (7).    2,125,669         14.0             7.7
Cohen & Steers Capital
 Management, Inc. (10)..........    2,003,700         13.2             7.3
Security Capital Preferred
 Growth Incorporated (11).......    2,000,000         11.7             7.3
AMVESCAP PLC (12)...............      785,100          5.2             2.9

--------
 (1) The ownership of Common Shares reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the limited partners of the Operating Partnership (the "Limited Partners"). Information presented includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 10, 1999.
 (2) Information presented assumes exchange or conversion only of Common Units and Convertible Preferred Shares owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options of such beneficial owner that have vested or will vest within 60 days of April 10, 1999.
 (3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and (ii) Common Shares issuable upon exercise of all outstanding options granted to the Company's employees and Trustees which have vested or will vest within 60 days of the date of the information presented above. See "Amendment to the Share Incentive Plan--General." To protect the Company's real estate investment trust ("REIT") status, no holder of Common Units may exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's owning or being deemed to own, actively or constructively, more than 9.9% of the Common Shares (the "Ownership Limit"), unless such holder has been granted an exception to the Ownership Limit.
 (4) Information presented includes (i) 96,388 Common Shares held by Mr. Reschke, (ii) 304,097 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a 50.75% equity interest in PGLP, Inc., the general partner of Prime Group VI, L.P.), (iii) 115,694 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan (See "Amendment to the Share Incentive Plan--General"), (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder of The Prime Group, Inc., an Illinois corporation ("PGI"), which is the controlling member in a general partner of Primestone Investment Partners, L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.) Certain of the Common Shares shown for Mr. Reschke are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which The Prime Group, Inc. is the controlling member of a general partner, and (ii) The Prime Group, Inc., of which Mr. Reschke is the Chairman and Chief Executive Officer and a controlling shareholder. The address of Mr. Reschke, c/o Prime Group Realty Trust, is 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.
 (5) The address of Primestone Investment Partners, L.P. is c/o The Prime Group, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented includes 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person. Such Common Shares are also reflected in the number of Common Shares listed in this table as owned by (i) The Prime Group, Inc., which is the controlling member of a general partner of Primestone Investment Partners, L.P., and
     (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer and a controlling shareholder of The Prime Group, Inc.
 (6) The address of The Prime Group, Inc. is 77 West Wacker Drive, Suite 4200, Chicago, Illinois 60601. Information presented includes 7,944,893 Common Units. The Common Shares shown illustrate the beneficial ownership that would result from an exchange of Common Units for Common Shares by such person. Such Common Shares are also reflected in the number of Common Shares listed in this table as beneficially owned by (i) Primestone Investment Partners, L.P., which is the nominal owner of the Common Units and of which The Prime Group, Inc. is the controlling member of a general partner, and (ii) Michael W. Reschke, who is the Chairman and Chief Executive Officer and a controlling shareholder of The Prime Group, Inc.
 (7) Information presented is based on a Schedule 13G filed with the Commission on January 14, 1998, as amended on June 11, 1998 by Morgan Stanley, Dean Witter, Discover & Co. ("MSDW") and Morgan Stanley Asset Management Inc. ("Morgan Stanley"). The Schedule 13G was further amended on February 10, 1999 by MSDW and Morgan Stanley Dean Witter Asset Management Inc. ("MSDWAM"). The Schedule 13G indicates that MSDW beneficially owns 2,635,370 Common Shares, has shared voting power over 2,213,395 Common Shares and has shared dispositive power over 2,635,370 Common Shares. The Schedule 13G further indicates that MSDWAM beneficially owns 2,125,669 Common Shares, has shared voting power over 1,703,694 Common Shares and has shared dispositive power over 2,125,669 Common Shares. The Schedule 13G indicates that both MSDW and MSDWAM are investment advisors and that MSDWAM is a wholly-owned subsidiary of MSDW. The address of MSDW is 1585 Broadway, New York, NY 10036. The address of MSDWAM is 1221 Avenue of the Americas, New York, NY 10020.
 (8) Information presented is based on a Schedule 13G filed with the Commission on December 3, 1997, as amended on February 12, 1998 and February 9, 1999 by Southeastern Asset Management, Inc. ("Southeastern"), Longleaf Partners Realty Fund ("Longleaf") and O. Mason Hawkins. The
     Schedule 13G indicates that Southeastern and Longleaf have shared voting and dispositive power for all 2,443,300

    Common Shares and each beneficially owns the Common Shares. The Schedule 13G indicates that O. Mason Hawkins filed the Schedule 13G in the event he could be deemed a controlling person of Southeastern. Mr. Hawkins disclaims such control and the Schedule 13G indicates that he does not directly or indirectly own any Common Shares or share in any voting or dispositive powers. The address for all three filers is at 6410 Poplar Ave., Suite 900, Memphis, TN 38119.
 (9) The address of Capital Growth Management Limited Partnership ("Capital Growth") is One International Place, Boston, MA 02110. Information presented is based on a Schedule 13G filed with the Commission on February 6, 1998, as amended on February 12, 1998, December 10, 1998 and February 8, 1999 by Capital Growth. The Schedule 13G indicates that Capital Growth beneficially owns and has sole voting power and shared dispositive power over 2,285,100 Common Shares. The Schedule 13G further indicates that Capital Growth is an investment company and is of the view that it and the clients whose accounts it manages, should not be required to attribute to each other their beneficially owned securities. Thus, while disclaiming any beneficial interest in the Common Shares, Capital Growth filed the 13G voluntarily.
(10) The address of Cohen & Steers Capital Management, Inc. ("Cohen & Steers") is 757 Third Avenue, New York, NY 10017. Information presented is based on a Schedule 13G filed with the Commission on February 12, 1998, as amended on April 9, 1998 and February 9, 1999 by Cohen & Steers. The Schedule 13G indicates that Cohen & Steers has sole voting power over 1,957,000 Common Shares and beneficially owns and has sole dispositive power over 2,003,700 Common Shares.
(11) Information presented is based on a Schedule 13G filed with the Commission on July 29, 1998 by Security Capital Preferred Growth Incorporated ("SCPGI"). The Schedule 13G indicates that SCPGI beneficially owns and has sole voting and dispositive power over 2,000,000 Common Shares which it has the right to acquire upon the conversion of the 2,000,000 Convertible Preferred Shares which it holds. Such Convertible Preferred Shares are currently exchangeable at an initial conversion price of $20.00 per Common Share, subject to certain adjustments. SCPGI owns 100% of the outstanding Convertible Preferred Shares. The address of SCPGI is 11 South LaSalle Street, 2nd Floor, Chicago, Illinois 60603.
(12) Information presented is based on a Schedule 13G filed with the Commission on February 11, 1998 by AMVESCAP PLC, AVZ, Inc., AIM Management Group, Inc., AMVESCAP Group Services, Inc., INVESCO, Inc., INVESCO North American Holdings, Inc., INVESCO Capital Management, Inc., INVESCO Funds Group, Inc., INVESCO Management and Research, Inc., and INVESCO Realty Advisors, Inc. The Schedule 13G indicates that AMVESCAP PLC is a parent holding company of the other filers and that all filers beneficially own 785,100 Common Shares and have shared voting and dispositive power on the same. The address of all filers is 11 Devonshire Square, London EC2M 4YR, England.

   The following table sets forth the beneficial ownership of Common Shares as of April 10, 1999 by the Company's Trustees and the executive officers named in the Summary Compensation Table below.

                                    Number of
                                  Common Shares/ Percent of All  Percent of All
Name and Address of                Common Units  Common Shares   Common Shares/
Beneficial Owner                    Owned (1)         (2)       Common Units (3)
-------------------               -------------- -------------- ----------------
Michael W. Reschke (4) (5)......     8,535,072        36.3%           31.0%
Richard S. Curto (6)............       161,581         1.1             0.6
William M. Karnes (7)...........        87,232         0.6             0.3
Jeffrey A. Patterson (4) (8)....       193,290         1.3             0.7
Kevork M. Derderian (9).........        79,344         0.5             0.3
Louis G. Conforti (10)..........        82,366         0.5             0.3
Stephen J. Nardi (4) (11).......       994,599         6.2             3.6
Jacque M. Ducharme (12).........         1,667         --              --
Christopher J. Nassetta (12)....         1,667         --              --
Thomas J. Saylak (12)...........         1,667         --              --
Governor James R. Thompson (12).         1,667         --              --
Trustees and Executive Officers
 of the Company as a group (23
 persons).......................    11,275,202        43.1            41.0

--------

 (1) The ownership of Common Shares reported herein is based upon filings with the Commission and is subject to confirmation by the Company that such ownership did not violate the ownership restrictions in the Company's Declaration of Trust. The ownership of Common Units reported herein is derived from the transfer records maintained by the Operating Partnership based on information provided by the Limited Partners. Information presented includes Common Shares issuable upon exercise of those options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 10, 1999.
 (2) Information presented assumes exchange only of Common Units owned by such beneficial owner for Common Shares. Information presented also includes Common Shares issuable upon exercise of options granted to the Company's executive officers and Trustees which have vested or will vest within 60 days of April 10, 1999.
 (3) Information presented assumes (i) exchange or conversion of all outstanding Common Units and Convertible Preferred Shares for Common Shares and (ii) exercise of all outstanding options granted to the Company's employees and Trustees for Common Shares which have vested or will vest within 60 days of the information presented above. See "Amendment to the Share Incentive Plan--General." To protect the Company's REIT status, each holder of Common Units may not exchange such Common Units for Common Shares to the extent that such exchange would result in such holder's exceeding the Ownership Limit, unless such holder has been granted an exception to the Ownership Limit.
 (4) The Common Shares shown for this person are shown to illustrate the beneficial ownership resulting from an exchange of Common Units for Common Shares by such person.
 (5) Information presented includes (i) 96,388 Common Shares held by Mr. Reschke, (ii) 304,097 Common Units held by Prime Group VI, L.P. (Mr. Reschke owns a 50.75% equity interest in PGLP, Inc., the general partner of Prime Group VI, L.P.), (iii) 115,694 Common Shares which Mr. Reschke has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan (See "Amendment to the Share Incentive Plan-- General"), (iv) 7,944,893 Common Units held by Primestone Investment Partners, L.P. (Mr. Reschke is the controlling shareholder of The Prime Group, Inc., which is the controlling member in a general partner of Primestone Investment Partners, L.P.) and (v) 74,000 Common Shares owned by Prime Group Limited Partnership (Mr. Reschke is the managing general partner of Prime Group Limited Partnership.)
 (6) Information presented includes 14,290 Shares held by Mr. Curto, including 5,000 Common Shares held by Mr. Curto under the Illinois Uniform Gift to Minors Act (2,500 Common Shares for each of his two sons) and 147,291 Common Shares which Mr. Curto has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (7) Information presented includes 21,941 Common Shares held by Mr. Karnes and 65,291 Common Shares which Mr. Karnes has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
 (8) Information presented includes 846 Common Shares held by Mr. Patterson, 110,000 Common Units and 82,444 Common Shares which Mr. Patterson has the right to acquire upon the exercise of the options granted to him under the Share Incentive Plan.
 (9) Information presented includes 6,761 Common Shares held by Mr. Derderian and 72,583 Common Shares which Mr. Derderian has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan. Mr. Derderian resigned as President of the Office Division effective March 12, 1999. As a result, his options referred to above, if not exercised, will terminate on March 12, 2000.
(10) Information presented includes 14,588 Common Shares held by Mr. Conforti, and 67,778 Common Shares which Mr. Conforti has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.
(11) Information presented includes 3,541 Common Shares held by Mr. Nardi, 63,958 Common Shares which Mr. Nardi has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan and 927,100 general partner common units in the Operating Partnership (the "GP Common Units").

    The GP Common Units are beneficially owned by Mr. Nardi as an affiliate of a limited liability company which serves as a general partner of the Company (the "NAC General Partner"). These GP Common Units are not exchangeable for Common Shares; however, this amount illustrates the common equity of the Operating Partnership beneficially owned by Mr. Nardi.
(12) Information presented includes Common Shares which the person has the right to acquire upon exercise of the options granted to him under the Share Incentive Plan.

   Except as described above, no Trustee of the Company owns any shares of any other class of the Company's equity securities. The remaining executive officers of the Company own, in the aggregate, 11,430 Common Shares and they have the right to acquire 299,458 Common Shares within 60 days of April 10, 1999 upon exercise of the options granted to them under the Share Incentive Plan. In addition, one of the remaining executive officers beneficially owns 791,077 Common Units.

   Primestone Investment Partners, L.P. is currently party to a Pledge and Security Agreement, dated November 17, 1997 (the "Pledge Agreement"), with Prudential Securities Credit Corporation ("PSCC"). Pursuant to the Pledge Agreement, Primestone Investment Partners, L.P. pledged its interest in the Common Units held by it in the Operating Partnership to PSCC. In the event of a default under the related loan agreement and upon foreclosure of such pledge, PSCC will succeed to Primestone Investment Partners, L.P. with all the latter's rights in its Common Units.

                             ELECTION OF TRUSTEES

   Pursuant to the Amended and Restated Bylaws of the Company, the Board of Trustees may determine the number of Trustees of the Company, which shall not be less than three. Currently, the Board of Trustees has set the number of Trustees at seven. Trustees are divided into three classes serving staggered three-year terms of office. The Board of Trustees proposes the election of two Class II Trustees at this Meeting, each to hold office for a three-year term until the 2002 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Class III and Class I Trustees will be elected at the Annual Meetings to be held in 2000 and 2001, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Trustee of the Company. If some unexpected occurrence should make necessary, in the Board of Trustees' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Trustees may select. The Board of Trustees is not aware that any nominee may be unable or unwilling to serve as a Trustee. The following sets forth certain information with respect to each nominee and also with respect to each Trustee whose term of office will continue after the Meeting.

                                                                          Year Term of
Nominees for Election                  Principal Occupation and           Office Will   Served as a
Name                      Age                Position Held                   Expire    Trustee Since
---------------------     --- ------------------------------------------- ------------ -------------
Richard S. Curto........   47 President, Chief Executive Officer, Trustee     1999         1997
Christopher J. Nassetta.   36 Independent Trustee                             1999         1997

   Richard S. Curto. Richard S. Curto has served as President, Chief Executive Officer and Trustee of the Company since November 1997. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the National Realty Committee.

   Christopher J. Nassetta. Christopher J. Nassetta has served as a Trustee of the Company since November 1997. From October 1995 to the present, Mr. Nassetta has acted as the Executive Vice President and Chief Operating Officer of Host Marriott Corporation, where he is responsible for mergers and acquisitions, real estate operations, asset management and administration and serves on its Executive Committee. From October 1991 through October 1995, Mr. Nassetta served as President of Bailey Capital Corporation, a real estate investment and advisory firm that he co-founded, where he oversaw all operations. Prior to founding Bailey Capital Corporation, Mr. Nassetta was employed by The Oliver Carr Company, a commercial real estate company, for seven years, where he served as Development Director, Vice President and Regional Partner and ultimately Chief Development Officer, as well as serving on its management committee. Mr. Nassetta serves on the board of directors of Crestline Capital Corporation and American Skiing Company. Mr. Nassetta serves on the McIntire School of Commerce Advisory Board for the University of Virginia.

   The Board of Trustees of the Company recommends a vote FOR reelection of Messrs. Curto and Nassetta as Trustees of the Company with terms expiring in 2002.

Trustees Whose Term of Office Will Continue After the Meeting

                                                            Year Term of
                                Principal Occupation and    Office Will   Served as a
Name                     Age         Position Held             Expire    Trustee since
----                     --- ------------------------------ ------------ -------------
Michael W. Reschke......  43 Chairman of the Board, Trustee     2001         1997
Stephen J. Nardi........  69 Trustee                            2000         1997
Jacque M. Ducharme......  49 Independent Trustee                2001         1997
Thomas J. Saylak........  38 Independent Trustee                2000         1997
Governor James R.
 Thompson...............  62 Independent Trustee                2000         1997

   Michael W. Reschke. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded The Prime Group, Inc., an Illinois corporation ("PGI") in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer. Mr. Reschke is also Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI), and is a member of the Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI). For approximately the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

   Stephen J. Nardi. Stephen J. Nardi has served as Trustee and Vice Chairman of the Board since November 1997. For the past thirty-five years, Mr. Nardi has served as President and Chief Executive Officer of The Nardi Group Ltd., a corporate real estate development firm which has designed, built and managed millions of square feet of properties throughout the Chicago Metropolitan Area and other parts of the country. Mr. Nardi is a member of the Chicago Real Estate Board, the National Association of Realtors, the Society of Industrial and Office Realtors, National Association of Industrial and Office Parks and the Urban Land Institute. Mr. Nardi is the father of S. Craig Nardi, the Senior Vice President--Industrial Marketing and Leasing of the Company.

   Jacque M. Ducharme. Jacque M. Ducharme has served as a Trustee of the Company since November 1997. Since 1972, Mr. Ducharme has been employed by Julien J. Studley, Inc., a real estate corporate and tenant services firm, where he currently serves as Senior Executive Vice President and is the Chicago and Midwest Regional Manager. His clients include some of the largest companies in the Chicago Metropolitan Area, including Quaker Oats, Arthur Andersen and First Chicago. Mr. Ducharme is a past president of the Chicago Office Leasing Brokers Association.

   Thomas J. Saylak. Thomas J. Saylak has served as a Trustee of the Company since November 1997. Mr. Saylak is presently a Senior Managing Director of The Blackstone Group and Co-Head of Blackstone Real Estate Advisors. Since joining Blackstone Real Estate Advisors in 1993, Mr. Saylak's major accomplishments include completing over $5 billion in real estate acquisitions and financings, leading the multi-billion dollar restructurings of three real estate operating companies, Edward J. DeBartolo Corp., Cadillac Fairview, Inc. and Berkshire Realty Trust, and overseeing Blackstone's expansion into European property investments. Prior to joining Blackstone Real Estate Advisors, from 1987 to 1993, Mr. Saylak was a principal in Trammell Crow Ventures, the investment advisory arm of Trammell Crow Company, a real estate development and management firm, where he completed over $3.0 billion of real estate acquisitions and financings and led the firm's Distressed Portfolio Initiative. Mr. Saylak currently serves as a director of Cadillac Fairview, Inc. and also serves on the Executive Committee of the National Realty Committee and is a charter member of The Columbia Real Estate Forum.

   The Honorable Governor James R. Thompson. James R. Thompson has served as a Trustee of the Company since November 1997. Governor Thompson is the Chairman of the law firm of Winston & Strawn and has been a partner with the firm since 1991. Prior to joining Winston & Strawn, Governor Thompson served as the Governor of Illinois from 1977 to 1991. Governor Thompson serves on the board of directors of FMC Corporation, the Chicago Board of Trade, Jefferson Smurfit Group (Dublin), the Metzler Group, Inc., Prime Retail, Inc., Union Pacific Resources Company, Hollinger International, Inc. and American National Can Co. Governor Thompson received his Juris Doctorate degree from the Northwestern University Law School.

Information Regarding Meetings and Committees of the Board of Trustees

   The Company's Board of Trustees has established an Audit Committee, an Executive Committee, a Compensation Committee and a Committee of Independent Trustees. The Company does not have a nominating committee.

   Audit Committee. The Audit Committee consists of Messrs. Ducharme, Nassetta and Saylak, and has responsibility for making recommendations concerning the engagement of independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees, and reviewing the adequacy of the Company's internal accounting controls.

   Executive Committee. The Executive Committee consists of Messrs. Reschke, Curto, Nardi and Saylak. The Executive Committee has been granted certain authority on behalf of the Board of Trustees to acquire and dispose of real property and the power to authorize the execution of certain contracts and agreements, including those related to the borrowing of money by the Company, and consistent with the Operating Partnership Agreement, to cause the Operating Partnership to take such actions.

   Compensation Committee. The Compensation Committee consists of Messrs. Ducharme, Nassetta and Saylak and has responsibility for determining the compensation for the Company's executive officers. It also administers the Company's Share Incentive Plan.

   Committee of Independent Trustees. The Committee of Independent Trustees consists of Messrs. Ducharme, Nassetta, Saylak and Thompson. The Committee of Independent Trustees was established to consider and approve or reject, on behalf of the full Board of Trustees, any proposed transactions between the Company and any of its shareholders, trustees, officers or employees.

   During 1998, six, twelve, five and two meetings were held by the Audit Committee, Executive Committee, Compensation Committee, and the Committee of Independent Trustees, respectively. The Board of Trustees held eleven meetings during 1998 on January 20, March 6, April 23, May 22, July 9, July 20, August 25, September 14, September 18, December 9 and December 17.

Compensation of Trustees

   The Company pays its Trustees who are not employees of the Company or affiliated with PGI or the Company a fee for their services as Trustees. Such persons receive annual compensation of $26,000 plus a fee of $1,000 for attendance at each meeting of the Board of Trustees and $500 for attendance at each committee meeting, and receive reimbursement of all travel and lodging expenses related to their attendance at both Board and committee meetings.

   The Company has entered into a consulting agreement with Stephen J. Nardi, a Trustee of the Company. The consulting agreement has approximately one and a half years remaining on its three year term and requires Mr. Nardi to devote substantially all of his time and energy to performing consulting services on behalf of the Company. In addition to an initial base fee of $200,000 per annum, Mr. Nardi is entitled to receive additional incentive compensation in an amount up to 100% of his base fee based on achievement of such corporate and individual goals and objectives as are established by the Board of Trustees or its Compensation Committee. The consulting agreement contains non-compete provisions for two years following termination of the consulting agreement. In addition, pursuant to the consulting agreement, Mr. Nardi was granted 2,500 Common Shares during 1998.

                           COMPENSATION OF EXECUTIVES

Executive Officers

   The following table sets forth certain information as of April 10, 1999 concerning each of the Company's executive officers and key employees serving in such capacities:

   Name                         Age                          Position
   ----                         ---                          --------
   Michael W. Reschke.........   43 Chairman of the Board, Trustee

   Richard S. Curto...........   47 President and Chief Executive Officer, Trustee

   William M. Karnes..........   53 Executive Vice President and Chief Financial Officer

   Jeffrey A. Patterson.......   39 Executive Vice President and Chief Investment Officer

   Edward S. Hadesman.........   66 President--Industrial Division

   John O. Wilson.............   44 President--Prime Group Realty Services, Inc.

   Donald H. Faloon...........   52 Executive Vice President--Development

   Murray J. Alscher..........   42 Senior Vice President--Acquisitions

   Steven R. Baron............   50 Senior Vice President--Marketing and Leasing/ CBD Office

   Louis G. Conforti..........   34 Senior Vice President--Capital Markets

   Philip A. Hoffer...........   49 Senior Vice President--Real Estate Operations

   James F. Hoffman...........   36 Senior Vice President--General Counsel and Secretary

   Tucker B. Magid............   33 Senior Vice President--Industrial Development

   S. Craig Nardi.............   35 Senior Vice President--Industrial Marketing and Leasing

   Faye I. Oomen..............   50 Senior Vice President--Development and Leasing/
                                    Suburban Office

   Roy P. Rendino.............   42 Senior Vice President--Finance and Chief Accounting Officer

   Christopher "Kit" J. Sultz.   33 Senior Vice President--Industrial Operations

   Michael W. Reschke. Michael W. Reschke has served as the Chairman of the Board of Trustees of the Company since November 1997. Mr. Reschke is also the Chairman of the Company's Executive Committee. Mr. Reschke founded PGI in 1981 and, since that time, has acted as PGI's Chairman and Chief Executive Officer.

Mr. Reschke is also Chairman of the Board of Prime Retail, Inc. (NYSE: PRT) and Brookdale Living Communities, Inc. (Nasdaq: BLCI), and is a member of the Board of Directors of Horizon Group Properties, Inc. (Nasdaq: HGPI). For approximately the last 17 years, Mr. Reschke has directed and managed the acquisition, development, finance, construction, leasing, marketing, renovation, and property management activities of PGI. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee and is a full member of the Urban Land Institute. Mr. Reschke also serves on the Board of Visitors of the University of Illinois Law School.

   Richard S. Curto. Richard S. Curto serves as President, Chief Executive Officer and Trustee of the Company. Mr. Curto served as Executive Vice President of PGI from May 1994 to November 1997. After joining PGI, Mr. Curto was responsible for the office and industrial divisions' capital markets transactions and other project-related financings of PGI. From September 1981 to April 1994, Mr. Curto was employed by Kemper Financial Services, a $65 billion money management firm overseeing the activities of the lending and equity investment group related to real property, most recently serving as Senior Vice President. Mr. Curto held various positions with Northwestern Mutual Life Insurance Co. in the Real Estate Department prior to 1981. Mr. Curto is a member of the National Association of Real Estate Investment Trusts, the Urban Land Institute and the National Realty Committee.

   William M. Karnes. William M. Karnes serves as Executive Vice President and Chief Financial Officer of the Company. From June 1997 to immediately prior to the Company's initial public offering on November 17, 1997 (the "Offering"), Mr. Karnes was employed by PGI as an Executive Vice President. From April 1996 to June 1997, Mr. Karnes served as Senior Executive Vice President and Chief Financial Officer of Capstar Hotel Company. From 1994 to April 1996, Mr. Karnes served as Senior Vice President and Chief Financial Officer of Tucker Properties Corporation, a publicly traded REIT. From 1991 to 1994, Mr. Karnes served as Senior Vice President, Finance and Administration for Banyan Management Corp., a company that provides management services for five public REITs and three master limited partnerships. Prior to that, from 1989 to 1991, Mr. Karnes served as Chief Operating Officer of Miglin-Beiter, Inc., a private real estate development, management and leasing firm. Mr. Karnes is a member of the Urban Land Institute.

   Jeffrey A. Patterson. Jeffrey A. Patterson serves as Executive Vice President and Chief Investment Officer of the Company. From 1989 to immediately prior to the Offering, Mr. Patterson was Executive Vice President of PGI, with primary responsibility for the acquisition, financing and redevelopment of office and mixed-use properties. Mr. Patterson was asset manager for PGI's office properties and has provided real estate advisory services for several major institutional investors related to office buildings. Prior to joining PGI, Mr. Patterson served as Director of Development in Tishman Speyer Properties' Chicago office and as a Senior Financial Analyst at Metropolitan Life Insurance Company's Real Estate Investment Group. Mr. Patterson is an associate member of the Urban Land Institute.

   Edward S. Hadesman. Edward S. Hadesman serves as President--Industrial Division of the Company. In such capacity, Mr. Hadesman is responsible for the acquisition, development, operation of the properties and the management personnel of the Industrial Division. Prior to joining the Company, Mr. Hadesman was the President and Chief Executive of Industrial Building and Development Company ("IBD"), which he formed in 1965. IBD owned, operated leased and managed in excess of 1.1 million square feet and developed and constructed over 1.6 million square feet, consisting primarily of high quality warehouse, distribution, manufacturing and office buildings. Mr. Hadesman, as founder and President of IBD, personally supervised all aspects of IBD's business, including development, leasing, acquisition and management.

   John O. Wilson. John O. Wilson serves as President--Prime Group Realty Services, Inc. From January 1995 to immediately prior to the Offering, Mr. Wilson served as President of PGI's Corporate Real Estate Services department. Over a 15-year period prior to joining PGI, Mr. Wilson served as President and Chief Executive Officer of Realsource, Inc., a regional real estate service firm, which he co-founded in 1981. Mr. Wilson's responsibilities included overseeing all aspects of property marketing, corporate client services and the implementation of management plans. He is a Charter Member of the Chicago Office Leasing Brokers Association and The International Development and Research Council.

   Donald H. Faloon. Donald H. Faloon serves as Executive Vice President-- Development of the Company. From January 1989 to immediately prior to the Offering, Mr. Faloon was employed by PGI in its commercial development activities. Previous responsibilities for PGI included overseeing PGI's Diagonal Mar project in Barcelona, Spain and serving as Executive Project Manager for the 77 West Wacker Drive Building. Prior to joining PGI, Mr. Faloon had 17 years of experience in the management of real estate development at Homart Development Co. and Urban Investment and Development Co.

   Murray J. Alscher. Murray J. Alscher serves as Senior Vice President-- Acquisitions for the Company. From April 1997 to immediately prior to the Offering, Mr. Alscher acted as a consultant to PGI in its acquisition efforts. From November 1996 to April 1997, Mr. Alscher was a self-employed real estate consultant. From May 1983 through November 1996, Mr. Alscher was employed (most recently as Senior Vice President) by Metropolitan Structures, a private real estate investment, development and management company, where he was responsible for investment, development and asset management matters.

   Steven R. Baron. Steven R. Baron serves as Senior Vice President--Marketing and Leasing/CBD Office of the Company. From December 1996 to immediately prior to the Offering, Mr. Baron was employed by PGI as Senior Vice President responsible for commercial development and sales at a 2650-acre planned development in Huntley, Illinois. From February 1996 to December 1996, he served as Senior Vice President of Benjamin E. Sherman & Sons, a real estate company, where he oversaw the management portfolio and leasing activity. From February 1994 to December 1995, he was the Managing Director of PM Realty Group's Midwest Division where he oversaw the leasing and management portfolio. From 1988 to 1994, Mr. Baron was employed by PGI as Executive Vice President responsible for the leasing and marketing of the 77 West Wacker Drive Building. Mr. Baron is a licensed real estate broker and is an instructor at Kellogg School of Management where he lectures on commercial real estate development, leasing and marketing.

   Louis G. Conforti. Louis G. Conforti serves as Senior Vice President-- Capital Markets of the Company. In such capacity, Mr. Conforti is responsible for the capital market activities of the Company. Mr. Conforti joined the Company in June 1998. From July 1997 to May 1998, Mr. Conforti served as the Executive Director of Real Estate Investment Banking for CIBC Oppenheimer Corp. in New York City. Prior to his affiliation with CIBC Oppenheimer, he was a Vice President in the Real Estate Investment Banking Group of Alex. Brown & Sons located in Baltimore, Maryland. During his career, Mr. Conforti has been responsible for the completion of publicly-traded and privately-placed real estate transactions totalling several billion dollars. Mr. Conforti is a member of the National Association of Real Estate Investment Trusts and the Urban Land Institute.

   Philip A. Hoffer. Philip A. Hoffer serves as Senior Vice President--Real Estate Operations of the Company. From February 1996 to immediately prior to the Offering, Mr. Hoffer was Vice President and Chief Operating Officer of Continental Offices, Ltd., where he was responsible for all real estate operations including asset management, construction and leasing for the owned and third party portfolio. From 1989 to 1996, Mr. Hoffer served as Chief Operating Officer for Insignia/Frain Camins & Swartchild, where he oversaw third party institutional property management and leasing for 13 million square feet of office, industrial and retail space located in Chicago and Los Angeles.

   James F. Hoffman. James F. Hoffman serves as Senior Vice President--General Counsel and Secretary of the Company. From January 1991 to immediately prior to the Offering, Mr. Hoffman served as Assistant General Counsel of PGI. Prior to his employment with PGI, Mr. Hoffman was an associate with the law firm of Mayer, Brown & Platt from September 1987 to December 1990.

   Tucker B. Magid. Tucker B. Magid serves as Senior Vice President--Industrial Development of the Company. In such capacity, he is responsible for overseeing the development activities of the industrial division. From 1991 to immediately prior to the Offering, Mr. Magid was Senior Vice President of IBD, where he was responsible for the management, leasing and operations of the approximately 1.2 million square foot industrial portfolio and development of the Motorola Building and Libertyville Business Park. Mr. Magid is a member of the Association of Industrial Real Estate Brokers. Mr. Magid's employment agreement was amended at Mr. Magid's request effective December 31, 1998 to, among other things, place him on part-time status and to provide that the employment agreement may be terminated upon Mr. Magid's or the Company's request upon 30 days notice.

   S. Craig Nardi. S. Craig Nardi serves as Senior Vice President--Industrial Marketing and Leasing of the Company. From 1989 to immediately prior to the Offering, Mr. Nardi served as Vice President of Operations of The Nardi Group Ltd., a corporate real estate development firm, and as Executive Vice President of Nardi Asset Management, the property management arm of The Nardi Group Ltd. Prior to joining The Nardi Group Ltd. and Nardi Asset Management, Mr. Nardi worked as a real estate broker in New York City. Mr. Nardi is a member of the International Association of Corporate Real Estate Executives, the National Association of Industrial and Office Parks and the Elmhurst Economic Development Corporation. Mr. Nardi is the son of Stephen J. Nardi, the Vice Chairman of the Board and a Trustee of the Company.

   Faye I. Oomen. Faye I. Oomen serves as Senior Vice President--Development and Leasing/ Suburban Office of the Company. From 1978 to immediately prior to the Offering, Ms. Oomen was employed by Continental Offices, Ltd., most recently serving as Vice President of Leasing and Construction. She has over 23 years of experience in real estate leasing, marketing and development. At Continental Offices, Ltd., she negotiated more than 200 leasing transactions for more than 1.5 million square feet of Continental's portfolio, including Continental Towers, Continental Office Plaza, Regency Office Plaza and The Marquette Building. She also was responsible for development and base building construction at One Financial Place and Continental Towers. She has received numerous awards, including being named the 1995 Sun-Times Suburban Property Representative of the Year.

   Roy P. Rendino. Roy P. Rendino serves as Senior Vice President--Finance and Chief Accounting Officer of the Company. Mr. Rendino joined the Company in April 1998. From January 1998 to April 1998, Mr. Rendino was Executive Vice President--Finance of Ambassador Apartments, Inc., a publicly-traded apartment REIT. From 1986 through December 1997, Mr. Rendino was associated with Deloitte & Touche LLP, where he held positions including Partner and Midwest Director of Real Estate. Mr. Rendino began his career with Coopers and Lybrand in 1978 where he served as a manager in the real estate and construction practices. Mr. Rendino is a certified public accountant and is a member of the Board of Directors of the National Association of Real Estate Companies and the Real Estate Investment Association. He is also a member of the Real Estate Committee of the American Institute of Certified Public Accountants.

   Christopher "Kit" J. Sultz. Christopher J. Sultz serves as Senior Vice President--Industrial Operations of the Company. From June 1994 to immediately prior to the Offering, Mr. Sultz was employed by PGI in its Industrial Division as Vice President--Asset Management. Prior to joining PGI, Mr. Sultz was employed by Coopers & Lybrand, LLP from August 1991 to June 1994 in its real estate consulting practice. Mr. Sultz is a certified public accountant.

Summary Compensation Table

   Prior to November 17, 1997, the Company did not pay any compensation to its executive officers. The following table sets forth the compensation earned for the period from November 17, 1997 to December 31, 1997 and for the year ended December 31, 1998 with respect to the Chairman of the Board, the Chief Executive Officer and the four other persons who are the most highly compensated executive officers of the Company.

                                           Annual                    Long-term
                                        Compensation            Compensation Awards
                                      --------------------     ----------------------
                                                                          Securities
                                                               Restricted Underlying     All Other
                                                                 Stock     Options/     Compensation
Names and Principal Position     Year  Salary     Bonus(4)     Awards ($) SARs (#)(1)       ($)
----------------------------     ---- --------    --------     ---------- -----------   ------------
Michael W. Reschke.............. 1997 $ 15,625(2) $      0        $  0      175,000          $0
 Chairman of the Board of        1998  150,000     103,850(5)      (12)      35,000           0
  Trustees

Richard S. Curto................ 1997   28,645(2)        0           0      175,000           0
 President, Chief Executive      1998  275,000     171,356(6)      (13)      35,000           0
  Officer

William M. Karnes............... 1997   20,833(2)  220,000(7)        0       70,000           0
 Executive Vice President, Chief 1998  208,958      77,884(8)      (14)      22,000           0
  Financial Officer

Jeffrey A. Patterson............ 1997   20,833(2)        0           0       85,000           0
 Executive Vice President, Chief 1998  200,000      96,468(9)      (15)      22,000           0
  Investment Officer

Kevork M. Derderian............. 1997   20,833(2)        0           0       70,000(18)       0
 President--Office Division      1998  200,000      86,824(10)     (16)      22,000(19)       0

Louis G. Conforti............... 1997        0           0           0            0           0
 Senior Vice President --Capital 1998   81,667(3)  390,163(11)     (17)      60,000           0
  Markets

--------
 (1) Granted pursuant to the Share Incentive Plan. See "Amendment to the Share Incentive Plan--General."
 (2) Base salary for each of the six executive officers had the Company been in existence for the entire 1997 calendar year: Mr. Reschke--$150,000;
     Mr. Curto--$275,000; Mr. Karnes--$200,000; Mr. Patterson--$200,000; and
     Mr. Derderian--$200,000.
 (3) This individual joined the Company in June 1998. His base salary had he been with the Company the full fiscal year would have been $140,000.
 (4) The fair value of each bonus share option granted is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions (except for the June 1, 1998 grant to Mr. Conforti, which is based on different assumptions): a market and exercise price of $14.00; an expected option term of 10 years; an expected share price volatility of 26.2%; an assumed 1998 dividend yield of 9.64%; and a risk-free interest rate of 4.0%. The assumptions used to value the June 1, 1998 grant to Mr. Conforti are as follows: a market and exercise price of $20.50; an expected option term of 10 years; an expected share price volatility of 20%; an assumed 1998 dividend yield of 6.57%; and a risk-free interest rate of 4.0%. Using the foregoing assumptions, as applicable, all options (except Mr. Conforti's June 1, 1998 options, which were valued at $1.57 per option) were valued at $0.72 per option at the date of grant.
 (5) Represents a cash bonus of $30,000, a grant of an option to purchase 48,611 Common Shares at $14.00 per share and a grant of 2,775 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $35,000. Based on a closing price of $14.00 for the Company's Common Shares as reported on the New York Stock Exchange (the "NYSE") on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $38,850. The option and the grant of 1,388 of the restricted Common Shares vested on January 15,1999. The grant of the remaining 1,387 restricted Common
     Shares vests on January 15, 2000.
 (6) Represents a cash bonus of $49,500, a grant of an option to purchase 80,208 Common Shares at $14.00 per share and a grant of 4,579 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $57,750. Based on a closing price of $14.00 for the Company's Common Shares as reported on the NYSE on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $64,106. The option and the grant of 2,290 of the restricted Common Shares vested on January 15, 1999. The grant of the remaining 2,289 restricted Common Shares vests on January 15, 2000.
 (7) Represents a cash bonus of $20,000 and a grant of 10,000 Common Shares. Both were paid in 1998 for performance in 1997. Based on a closing price of $20.00 for the Company's Common Shares as reported on the NYSE on March 31, 1998, the date of grant, the Common Shares had a market value of $200,000.
 (8) Represents a cash bonus of $22,500, a grant of an option to purchase 36,458 Common Shares at $14.00 per share and a grant of 2,081 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $26,250. Based on a closing price of $14.00 for the Company's Common Shares as reported on the NYSE on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $29,134. The option and the grant of 1,041 of the restricted Common Shares vested on January 15, 1999. The grant of the remaining 1,040 restricted Common Shares vests on January 15, 2000.
 (9) Represents a cash bonus of $30,000, a grant of an option to purchase 48,611 Common Shares at $14.00 per share and a grant of 1,691 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $35,000. Based on a closing price of $14.00 for the Company's Common Shares as reported on the NYSE on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $23,674. The option and the grant of 846 of restricted Common Shares vested on January 15, 1999. The grant of the remaining 845 restricted Common Shares vests on January 15, 2000. In addition, Mr. Patterson elected to have the number of restricted Common Shares granted to him reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. To date, the Company has paid $7,794 in withholding taxes, which number is included in the Bonus column for Mr. Patterson.
(10) Represents a cash bonus of $27,000, a grant of an option to purchase 43,750 Common Shares at $14.00 per share and a grant of 1,522 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $31,500. Based on a closing price of $14.00 for the Company's Common Shares as reported on the NYSE on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $21,308. The option and the grant of 761 of the restricted Common Shares vested on January 15, 1999. Mr. Derderian resigned as the President of the Office Division effective March 12, 1999. As a result, 761 of the total restricted Common Shares granted to him (which would have vested on January 15, 2000) were forfeited. In addition, all vested options held by him will terminate on March 12, 2000. In addition, Mr. Derderian elected to have the number of restricted Common Shares granted to him reduced from the original amount set by the Company to the amount listed above in exchange for the Company paying all withholding taxes related to the grant. To date, the Company has paid $7,016 in withholding taxes, which number is included in the Bonus column for Mr. Derderian.
(11) Represents a one-time signing bonus of 12,500 Common Shares and options to purchase 50,000 Common Shares at $20.50 per share. These options are also included in the Long-Term Compensation Awards column for this individual. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $78,500. Based on a closing price of $16.625 as reported on the NYSE on September 28, 1998, the date issued, the Common Shares had a value of $207,813. Information presented also represents a grant of an option to purchase 48,611 Common Shares at $14.00 per share and a grant of 2,775 restricted Common Shares. Based on the Black-Scholes valuation model discussed above, the options were valued on the date of grant at $35,000. Based on a closing price of $14.00 per share as reported on the NYSE on December 17, 1998, the date of grant, the restricted Common Shares had a market value of $38,850. The option and the grant of 1,388 of the restricted Common Shares vested on January 15, 1999. The grant of the remaining 1,387 restricted Common Shares vests on January 15, 2000. Information presented also includes a cash bonus of $30,000.

(12) This individual was granted an aggregate of 2,775 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $41,972. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 5 above for the vesting schedule.
(13) This individual was granted an aggregate of 4,579 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $69,257. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 6 above for the vesting schedule.
(14) This individual has an aggregate of 2,081 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $31,475. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 8 above for the vesting schedule.
(15) This individual has an aggregate of 1,691 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $25,576. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 9 above for the vesting schedule.
(16) This individual had an aggregate of 1,522 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $23,020. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 10 above for the vesting schedule. This individual resigned from his position with the Company on March 12, 1999. As a result, 761 of the restricted Common Shares granted to him (which would have vested on January 15, 2000) were forfeited.
(17) This individual has an aggregate of 2,775 restricted Common Shares which, based on a closing price of $15 1/8 as reported on the NYSE on December 31, 1998, had a value of $41,972. Dividends will be paid on these restricted Common Shares. All of these restricted Common Shares were part of the recipient's bonus for 1998 and are included in the Bonus column for the individual (valued at $14.00 per share, the closing price on the NYSE at the date of grant). See footnote 11 above for the vesting schedule.
(18) These options were to vest in three annual installments beginning on November 17, 1998. Because Mr. Derderian resigned as the President of the Office Division effective March 12, 1999, 23,333 of these options which have already vested will continue to be valid until March 12, 2000. The remaining 46,667 options have been terminated.
(19) These options were to vest in four equal annual installments beginning on January 15, 1999. Because Mr. Derderian resigned as the President of the Office Division effective March 12, 1999, 5,500 of these options which have already vested will continue to be valid until March 12, 2000. The remaining 16,500 options have been terminated.

Employment Agreements

   The Company has entered into agreements with each of the executive officers named in the summary compensation table above. Effective March 12, 1999, Mr. Derderian resigned as President of the Office Division, therefore, his employment agreement is no longer in effect. However, reference is made below to his employment agreement as required by the Exchange Act of 1934, as amended. The agreements with Messrs. Reschke, Curto, Karnes, Patterson, Derderian and Conforti (the "Employment Agreements") generally provide that such executive officers shall devote substantially all of their business time to the operation of the Company, except Mr. Reschke who shall only be required to devote such time as he deems necessary to fulfill his duties and obligations to the Company as Chairman of the Board. The Employment Agreements establish the 1997 base salaries reflected in the table above and provide for an initial three year term which, in the case of Messrs. Reschke's and Curto's Employment Agreements only, are automatically extended for an additional year after expiration of the initial term and any extension period unless either the Company provides the applicable officer with at least six months' prior written notice or the applicable officer provides the Company with at least thirty days' prior written notice, that such term shall not be extended. The Employment Agreements also contain (i) an agreement not to solicit, attempt to hire or hire any employee or client of the Company for two years following termination of employment (except for Mr. Conforti whose agreement is valid for one year following termination), (ii) with the exception of Mr. Conforti's Employment Agreement, an agreement not to solicit or attempt to lease space to or lease space to any tenant of the company for two years following termination, and
(iii) with the exception of Mr. Derderian's agreement, non-compete provisions restricting the executive officers from developing, acquiring or operating office or industrial properties (within a ten mile radius of any facility of the Company) for two years following termination of employment if the employment is terminated either by the Company for cause or by the executive officer voluntarily.

   The Employment Agreements also set forth the potential bonuses to which the executive officers are entitled. In the case of Messrs. Reschke, Curto, Karnes, Patterson and Conforti, they are each entitled to receive a discretionary bonus based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. In the case of Mr. Derderian, he is entitled to receive a bonus in an amount of up to 100% of his base salary determined pursuant to the following formula: (i) up to 75% of his base salary based upon the extent to which actual Funds from Operations (as defined in his Employment Agreement) exceed the projected budget for Funds from Operations and (ii) up to 25% of his base salary based on achievement of such corporate and individual goals and objectives as may be established by the Board of Trustees or its Compensation Committee. Mr. Derderian agreed that in lieu of the bonus calculation listed above, he would participate in the 1998 Bonus Program as described in the Report of the Compensation Committee. See "Report of Compensation Committee."

   If any Employment Agreement is terminated by the Company (i) without cause (as defined in the Employment Agreements), (ii) by the executive following the occurrence of a "change of control" and a resulting "diminution event" (as defined in the Employment Agreements) or (iii)(a) in the case of Mr. Reschke's Employment Agreement, by Mr. Reschke if he is removed as a Trustee of the Company or (b) in the case of Mr. Curto's Employment Agreement, by the Company the event of Mr. Curto's disability (as defined in the Employment Agreement), the applicable executive shall be entitled to a lump sum termination payment. With respect to Messrs. Reschke and Curto, such payment will be (x) an amount equal to two times their then current annual base salary, if the termination is by the Company without cause or, in the case of Mr. Curto, following Mr. Curto's disability or (y) an amount equal to two times the applicable average base salary and bonus for the two prior years, if the termination is by Mr. Reschke or Mr. Curto, as the case may be, due to the occurrence of a change of control and diminution event. With respect to each of Mr. Karnes and Mr. Patterson, such payment will be an amount equal to the greater of 100.0% of his then current base salary and 100.0% of his aggregate base salary for the remainder of the term of his Employment Agreement, if the termination is either by the Company without cause or by the executive due to the occurrence of a change of control and resulting diminution event (or in the case of Mr. Karnes only, a relocation of his office outside the Chicago metropolitan area). With respect to Mr. Derderian, such payment will be (xx) an amount equal to the product of (A) his then current base salary plus his last annualized bonus multiplied by (B) a fraction, the numerator of which is the number of days remaining in the term of his Employment Agreement at the time of termination (but in no event less than 365 in the case of Mr. Derderian's Employment Agreement) and the denominator of which is 365, if the termination is by the Company without cause or (yy) an amount equal to the product of two times the sum of his then current base salary plus his last annualized bonus, if the termination is by the executive due to the occurrence of a change of control and resulting diminution event. With respect to Mr. Conforti, such payment will be equal to (X) if the termination occurs during the first year of the Employment Agreement, 180% of his then current base salary, (Y) if the termination occurs during the second year of the Employment Agreement, 55% of his then current base salary and (Z) if termination occurs during the third year of the Employment Agreement, 30% of his then current base salary. In addition, Mr. Karnes and Mr. Conforti were granted 10,000 and 12,500 Common Share, respectively, pursuant to their Employment Agreements.

Option Grants in 1998

   The following table shows all options to purchase Common Shares granted to the Chairman of the Board and each of the named executive officers of the Company in 1998. The table also shows the potential realizable value of such options if the Common Shares appreciate at compounded annual rates of 5% and 10% over the life of the options. The 5% and 10% rates of appreciation based on the grant date price of $14.00 (or $20.50, where indicated) per share (the closing price on the date of grant) are required to be disclosed by the rules of the Commission and are not intended to forecast potential future appreciation, if any, in the price of the Common Shares. The Company did not use an alternative present value formula permitted by the rules of the Commission because, in the Company's view, potential future unknown or volatile factors result in there being no such formula that can determine with reasonable accuracy the present value of such option grants.

                               INDIVIDUAL GRANTS

                                                                           Potential Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                                                                                Share Price
                                                                             Appreciation for
                          Number of     % of Total                           Option Term from
                         Securities    Options/SARs                            Date of Grant
                         Underlying     Granted to  Exercise or                     (6)
                         Options/SAR   Employees in Base Price  Expiration ---------------------
                         Granted (#)   Fiscal Year   ($/sh)(5)     Date       5%         10%
                         -----------   ------------ ----------- ---------- --------- -----------
                                                                              (In Thousands)
Michael W. Reschke......  48,611(1)        5.3          $14      12/2008   $   428.0 $   1,084.6
                          35,000(2)        3.8           14      12/2008       308.2       780.9

Richard S. Curto........  80,208(1)        8.7           14      12/2008       706.2     1,789.6
                          35,000(2)        3.8           14      12/2008       308.2       780.9

William M. Karnes.......  36,458(1)        4.0           14      12/2008       321.0       813.5
                          22,000(2)        2.4           14      12/2008       193.7       490.9

Jeffrey A. Patterson....  48,611(1)        5.3           14      12/2008       428.0     1,084.6
                          22,000(2)        2.4           14      12/2008       193.7       490.9

Kevork M. Derderian.....  43,750(1)(3)     4.7           14      12/2008       358.2       976.2
                          22,000(2)(3)     2.4           14      12/2008       193.7       490.9

Louis G. Conforti.......  48,611(1)        5.3           14      12/2008       428.0     1,084.6
                          10,000(2)        1.1           14      12/2008        88.0       223.1
                          50,000(4)        5.4           20.50    6/2008       644.6     1,633.6

--------
(1) The options vested on January 15, 1999.
(2) The options vest in four equal annual installments beginning on January 15, 1999.
(3) Mr. Derderian resigned from the Company effective March 12, 1999. As a result, options granted to him that had not then vested were terminated. Those options that had already vested will terminate on March 12, 2000 if not previously exercised.
(4) These options will vest in three equal annual installments beginning on June 1, 1999.
(5) Exercise price represents the market price for the Common Shares on the day before the date of grant.
(6) The potential realizable value is reported net of the option price but before the income taxes associated with exercise. These amounts represent assumed annual compounded rates of appreciation at 5.0% and 10.0% only from the date of grant to the expiration date of the option.

Option Exercises and Holdings

   The following table sets forth information with respect to the Company's Chairman of the Board and named executive officers concerning options held as of December 31, 1998. No options were exercised by the Chairman of the Board or the named executive officers during 1998.

                             Number of Securities           Value of the Unexercised
                            Underlying Unexercised           In-the-Money Options at
                         Options at December 31, 1998           December 31, 1998
                         --------------------------------   -------------------------
Name                      Exercisable      Unexercisable    Exercisable Unexercisable
----                     -------------    ---------------   ----------- -------------
Michael W. Reschke......          58,333            200,278       0            0
Richard S. Curto........          58,333            231,875       0            0
William M. Karnes.......          23,333            105,125       0            0
Jeffrey A. Patterson....          28,333            127,278       0            0
Kevork M. Derderian.....          23,333            112,417       0            0
Louis G. Conforti.......               0            108,611       0            0

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Board of Trustees, which is required to have a majority of outside Trustees who are neither employees or officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Share Incentive Plan. Messrs. Ducharme, Nassetta and Saylak currently serve on the Compensation Committee. See "Compensation of Trustees."

   No executive officer of the Company served as a (i) member of the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (ii) director of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (iii) member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Trustees, during the year ended December 31, 1998. Mr. Reschke is Chairman of the Board of Trustees of the Company. See "Other Information--Certain Relationships and Related Transactions."

                     AMENDMENT OF THE SHARE INCENTIVE PLAN

General

   The Company established the Share Incentive Plan for the purpose of attracting and retaining Trustees, executive officers and other key employees. Each option granted pursuant to the Share Incentive Plan may be designated at the time of grant as either an "incentive share option" or as a "non-qualified share option."

   The Share Incentive Plan provides for the grant of options ("Options") to purchase a specified number of Common Shares. The Share Incentive Plan is administered by the Compensation Committee and permits the grant of share options, share appreciation rights, restricted shares, restricted units and performance units to officers and other key employees of the Company, its subsidiaries, the Operating Partnership, the Services Company and Company-owned corporations, partnerships or trusts. The Share Incentive Plan also permits the grant of share Options to nonemployee Trustees. As of the date of this Proxy Statement, approximately 42 people are eligible to receive benefits under the Share Incentive Plan, including 1 former employee who currently holds outstanding options.

   Under the Share Incentive Plan as currently in effect, up to 1.85 million Common Shares may be issued or transferred to participants. The maximum aggregate number of Common Shares and share equivalent units that may be subject to awards granted during any calendar year to any one participant under the Share Incentive Plan, regardless of the type of awards, is 200,000. This limit applies regardless of whether such compensation is paid in Common Shares or in cash.

   If any award is canceled, terminates, expires or lapses for any reason, any Common Shares subject to such award will again be available for grant under the Share Incentive Plan, except that such Common Shares will still be counted for purposes of the annual individual award limit described above. In the event of any change in capitalization of the Company, such as a share split, or a corporate transaction, such as a merger or consolidation or any reorganization, or any partial or complete liquidation of the Company, an adjustment may be made in the number and class of Common Shares that may be delivered under the Share Incentive Plan, in the number and class of and/or price of Common Shares subject to outstanding awards, and in the annual individual award limit set forth above, as may be determined to be appropriate and equitable by the Compensation Committee to prevent dilution or enlargement of rights.

   The Compensation Committee has been authorized to grant Options under the Share Incentive Plan to purchase Common Shares. The Compensation Committee may grant "incentive share options" (within the meaning of Section 422 of the Internal Revenue Code of 1993, as amended (the "Code") and/or nonqualified share Options to employees of the Company and its corporate subsidiaries. Other employees, including employees of the Operating Partnership and the Services Company, and nonemployee Trustees may only receive nonqualified share options. The exercise price of any Option will be at least equal to 100% of the fair market value of a Common Share on the date the Option is granted. Each option will expire no later than the tenth anniversary of the date of grant.

   As of the date of this Proxy Statement, Options covering 2,097,388 Common Shares, including 180,667 which have expired as a result of employee resignations, and 25,694 restricted Common Shares, including the unvested 761 restricted Common Shares granted to Mr. Derderian which were terminated upon his resignation, had been granted under the Share Incentive Plan.

   The Options vest at varying rates but all have a term of ten years. The exercise price of the Options is equal to the closing market price of the Common Shares as reported on the NYSE on the day before the date of grant. The exercise price for Options is generally payable in cash or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of Common Shares.

   All unvested Options held by an optionee will automatically be forfeited if the optionee leaves employment for any reason other than the optionee's death or disability on or after the one year anniversary of leaving employment. Upon a "change in control" (as defined in the Share Incentive Plan), all unvested Options will vest. The rights of any participants to exercise an Option may not be transferred in any way other than by will or laws of descent and distribution.

   No grants may be made under the Share Incentive Plan after October 31, 2007.

Amendment of the Share Incentive Plan

   The Board of Trustees may from time to time in its discretion, amend or modify the Share Incentive Plan without the approval of the shareholders. No amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation. No amendment may increase the limit imposed on the maximum number of Common Shares which may be issued upon exercise of the Options, materially modify participant eligibility requirements, reduce the minimum Option price requirements or extend the termination date of the Share Incentive Plan without shareholder approval within twelve months before or after the approval by the Board of Trustees.

Tax Implications

   Options. A participant who is awarded an incentive Option will not recognize taxable income at the time of the grant of the Option and the Company will not be entitled to a deduction at that time. Upon the exercise of the Option during employment, or within three months thereafter, the participant will not recognize any income and the Company will not be entitled to a deduction. If any Common Shares acquired upon the exercise of the

Option are disposed of within two years of the date of grant or within one year of the transfer of such Common Shares to the participant, the participant will recognize ordinary income in the year of disposition equal to the excess of the fair market value of the Common Shares at exercise over the exercise price. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the participant.

   A participant will not recognize any taxable income at the time of grant of a non-qualified Option. Upon exercise of a non-qualified Option, the participant will recognize ordinary income for tax purposes measured by the excess of the fair market value of the Common Shares on such date over the exercise price. The Company will be entitled to a deduction equal to the ordinary income recognized by the participant. The ordinary income recognized by a participant will be subject to tax withholding. Upon resale of the Common Shares by the participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income upon exercise as provided above, will be treated as either short-term or long-term capital gain or loss (depending on the holding period).

   Restricted Common Shares. Generally, absent an election to be taxed currently under Section 83(b) of the Code (a "Section 83(b) Election"), there will be no federal income tax consequences to either the participant or the Company upon the grant of restricted Common Shares. At the expiration of the restricted period and the satisfaction of any other restrictions applicable to the restricted Common Shares, the participant will recognize ordinary compensation income and the Company generally will be entitled to a corresponding federal income tax deduction equal to the fair market value of the Common Shares at the time (subject to satisfying applicable withholding requirements). If the participant makes a Section 83(b) Election within 30 days after receiving the restricted Common Shares, the participant will recognize an amount of ordinary compensation income at the time of the receipt of the restricted Common Shares and the Company will be entitled to a corresponding federal income tax deduction equal to the fair market value (determined without regard to applicable restrictions) of the Common Shares at such time. If a
Section 83(b) Election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted Common Shares, but, if the Common Shares are subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) Election at the time of the receipt of the Common Shares.

Proposed Amendment

   On December 17, 1998 and on April 9, 1999, the Board of Trustees adopted, subject to shareholder approval, increases of 190,000 and 500,000, respectively, in the number of Common Shares available for issuance under the Share Incentive Plan, as detailed in the resolutions of the Board of Trustees regarding the First Amendment to the Share Incentive Plan, attached hereto as Exhibit A (the "First Amendment"). A portion of the 190,000 Common Share increase approved, subject to shareholder approval, on December 17, 1998 by the Board of Trustees was utilized for certain of the 1999 long-term incentive share option awards. See "Report of Compensation Committee." Because the Common Shares used for the 1999 long-term incentive share option awards were a combination of previously-approved Common Shares and a portion of the recently-approved 190,000 Common Shares, the specific recipients of the 190,000 Common Shares used is not determinable. None of the 500,000 Common Share increase has been utilized. The benefits and amounts that will be allocated to specific participants as a result of this 500,000 increase is not determinable. Upon approval of the First Amendment, the total number of Common Shares available for issuance under the Share Incentive Plan will increase from 1,850,000 to 2,540,000.

   The Board approved the increase in the number of Common Shares available under the Share Incentive Plan as provided in the First Amendment for the following reasons. First, the Company, with the assistance of its independent compensation consulting firm, has analyzed programs that comparable REITs offer to their employees. Based on that analysis, the Company has determined that expanding opportunities for meaningful equity participation in the Company will enable the Company to remain competitive in the retention and recruitment of qualified employees. The Board has determined that there are not sufficient Common Shares currently available under the Share Incentive Plan to meet this goal. Except as described in the Report of the Compensation Committee below, the Board intends to continue the Company's policy of subjecting the option grants to multi-year vesting tied to continued employment, which encourages long-term commitment to the Company.

   The Board of Trustees of the Company recommends a vote FOR the First Amendment to the Share Incentive Plan.

                        REPORT OF COMPENSATION COMMITTEE

   The Board of Trustees has delegated to the Compensation Committee of the Board of Trustees the authority to administer the Company's compensation program, including the authority to determine the compensation of the Company's executive officers and to authorize grants under the Company's Share Incentive Plan. The current members of the Compensation Committee are Messrs. Ducharme, Nassetta and Saylak.

   In May 1998, the Company engaged FPL Associates Consulting ("FPL"), a leading executive compensation consulting firm, to (i) review the compensation of the Company's executive officers and measure their level of compensation against one or more peer groups consisting of companies identified by FPL and
(ii) develop and propose, subject to the direction and approval of the Compensation Committee, a comprehensive compensation program for the Company. The compensation philosophy of the Company is based on the principles of paying for performance and aligning management objectives with those of the Company's shareholders. Accordingly, the Company intends to set base salaries in most cases at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer groups as identified by FPL and reviewed and approved by the Compensation Committee. When the performance of the Company is superior, the annual incentive component of compensation should provide total compensation that is at the leading edge of competitive practices in the Company's peer group.

   One of the principal policies of the Company's compensation program is to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain a compensation program which provides incentives for management to enhance shareholder value. The Compensation Committee believes that, through its senior executives' ownership of equity interests in the Company and the Operating Partnership as well as share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of shareholders.

   While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's achievement of its own performance goals and the contributions of senior executives to such achievement will greatly influence the Company's compensation program.

   The Company's executive compensation program consists of the following components:

    (a) base salaries for senior executives set at or about the median level of compensation of persons in equivalent positions at companies within the Company's peer group;

    (b) incentive bonuses determined by the Board of Trustees or the Compensation Committee upon achievement of such corporate and individual performance goals and objectives as may be determined by the Board of Trustees or the Compensation Committee, in order to reward executive officers for attaining performance goals;

    (c) share options with scheduled vesting periods, both short-term and long-term, to align the interests of the executive with those of the Company's shareholders; and

    (d) other benefit programs available to employees generally.

   The Company has Employment Agreements with its Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other senior executives. These Employment

Agreements established the base salaries of such executives for 1998. The base salary of the Chairman of the Board for the year ended December 31, 1998 was $150,000. The base salary for the President and Chief Executive Officer for the year ended December 31, 1998 was $275,000. The base salary for the Chief Financial Officer for the year ended December 31, 1998 was $208,958. See "Compensation of Executives--Employment Agreements." As provided in the Employment Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as market factors.

   Other elements of the Employment Agreements which serve to retain senior management include non-competition provisions which under certain circumstances extend for a specified time beyond the term of employment. The Employment Agreements of the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and certain other senior executives generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two-year period after termination "with cause" by the Company or "without good reason" by the employee. In addition, the Employment Agreements provide that upon termination, all unvested share options held by the executive are forfeited if the employee is terminated "with cause" by the Company.

   Executive officers are also eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's achievement of financial and operating goals and, to a lesser degree, factors such as leadership and contribution to strategy development, as determined by the Compensation Committee. The Compensation Committee will continue to establish overall performance goals for the Company based on factors such as the growth in funds from operations, the satisfaction of expansion, development, operating and occupancy goals, total shareholder return, and the relative performance of the Company in comparison with its industry peer group.

   The annual salaries of the executive officers of the Company were initially set and share options initially granted upon the Company's November 1997 initial public offering. As a result, no base salary increases were recommended by management to, or considered by the Compensation Committee, for calendar year 1998.

   In December 1998, the Compensation Committee approved for the Company's executive officers, effective in January 1999: (i) new 1999 base salaries,
(ii) 1998 annual incentive awards, (iii) 1998 annual incentive award alternatives (as further described below), and (iv) 1999 long term incentive awards. The 1999 salaries and the 1998 annual incentive awards and 1999 long term incentive awards for the Chairman of the Board and the President and Chief Executive Officer of the Company were approved by the Compensation Committee, and at the request of the Compensation Committee, ratified by the entire Board of Trustees. The Compensation Committee currently intends to continue to award salary increases and other awards effective in January of each year, based on performance during the prior year.

Base Salaries

   The new 1999 base salaries for the executive officers of the Company were approved by the Compensation Committee in December 1998 to be effective on January 1, 1999. For most individuals, 1999 base salaries were set at or near the midpoint range of salaries identified by FPL for the Company's peer group. The 1999 base salary levels for the Company's senior management team (consisting of 19 participants) as a whole were increased approximately five percent from 1998 base salary levels. Overall, the combined 1998 base salaries of the Company's senior management team were 92% of the industry base salary midpoints identified by FPL and the combined 1999 base salaries are 97% of the industry midpoints.

1998 Annual Incentive Awards

   The 1998 annual incentive award program (the "1998 Bonus Program") was approved by the Compensation Committee after reviewing the recommendations of FPL. Twenty individuals, representing the senior management of the Company and a Trustee who is a consultant of the Company, participated in this program. The 1998 Bonus Program sets forth a bonus amount in dollars for each officer of the Company (the

"1998 Bonus Amount"). These amounts were set by the Compensation Committee after its review of data provided by FPL for the Company's peer groups. The 1998 Bonus Amounts were then granted to each participant via a combination of a cash bonus, a grant of an annual incentive award share option, and a grant of restricted Common Shares. The foregoing three components had a cash value equal to the 1998 Bonus Amount, except that the share grants were valued at an approximately 10% discount to market price. The value of the share options was determined by FPL by using the Black-Scholes valuation model. The value of the shares for the purpose of determining the number of shares granted was calculated based on the closing price of the Company's Common Shares on the NYSE the day before the grant, less an approximately 10% discount. For eight participants, including the Chairman of the Board, the President and Chief Executive Officer, and the Chief Financial Officer, the 1998 Bonus Amount was paid 30% in cash, 35% in stock options and 35% in restricted Common Shares. For the remainder of the participants, the 1998 Bonus Amount was paid 50% in cash, 25% in stock options and 25% in restricted Common Shares.

   The cash portion of the 1998 Bonus Amount was paid on January 15, 1999. The restricted share component vests in two equal annual installments on January 15, 1999 and January 15, 2000. The unvested portion of the share grant is forfeited by a participant if such individual is terminated for cause or voluntarily leaves the Company prior to January 15, 2000. The share option portion of the 1998 Bonus Amount vested on January 15, 1999 and has a 10 year term.

   Only 30% to 50% of the 1998 bonuses for the senior management of the Company were comprised of cash. The remaining portions of such bonuses were paid in restricted Common Shares and options in order to further align the interests of management with the interests of shareholders. A total of 538,889 options and 25,694 Common Shares, including the unvested 761 restricted Common Shares granted to Mr. Derderian which were terminated upon his resignation, were utilized in the 1998 Bonus Program. Unlike other companies in its peer group, a significant portion (approximately 30%) of the Common Share options and grants utilized by the Company to date under its Share Incentive Plan have been in lieu of annual cash bonuses and do not represent long term incentive awards.

1999 Long Term Incentive Awards

   In December 1998, the Compensation Committee approved the grant of long-term incentive share option awards to approximately 31 participants in the Company's long term share incentive program. A total of 254,000 long term incentive share options were granted to the participants. These share options have a term of 10 years and vest in four equal annual installments beginning on January 15, 1999. These grants were in addition to grants made under the 1998 Bonus Program described above and were also in addition to certain share grants to new employees hired during calendar year 1998.

Compensation of the President and Chief Executive Officer

   In determining the appropriate compensation for the Company's President and Chief Executive Officer, the Compensation Committee considers the Company's performance, competitive practices, and the Compensation Committee's policy, as discussed above, of determining compensation with reference to the compensation paid to similarly situated executives of comparable companies.

   The President and Chief Executive Officer's base salary was the same in 1998 as it was in 1997 on an annual basis. The President and Chief Executive Officer's base salary was increased from $275,000 for calendar year 1998 to $300,000 for calendar year 1999. In addition, in December 1998, the Compensation Committee approved a 1998 Bonus Amount for the President and Chief Executive Officer of $165,000, which, as described above, was paid on January 15, 1999 (i) 30% in cash ($49,500), (ii) 35% in shares (4,579 shares vesting in two approximately equal annual installments commencing on January 15, 1999) and (iii) 35% in share options (80,208 share options). No bonuses were paid in 1998 for 1997 performance or otherwise. In addition, the

President and Chief Executive Officer received a long term incentive award in January 1999 consisting of 35,000 share options.

Internal Revenue Service Code Provisions

   The Code limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take this rule into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) for compensation paid during its taxable year ending December 31, 1998. Based upon Treasury Regulations, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Share Incentive Plan may be considered as compensation subject to the Section 162(m) limitation. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax-deductible under Section 162(m). This will depend upon the market price of the Company's shares on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                            COMPENSATION COMMITTEE
                              Jacque M. Ducharme
                            Christopher J. Nassetta
                               Thomas J. Saylak

           EDGAR PRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Measurement Period        PRIME GROUP        S&P            NAREIT
(Fiscal Year Covered)     REALTY TRUST       500 INDEX      EQUITY INDEX
---------------------     ------------       ---------      ------------
Measurement Pt-
11/12/97                     $100.00          $100.00         $100.00
12/31/97                     $102.10          $101.97         $102.36
 3/31/98                     $102.55          $116.17         $101.88
 6/30/98                     $ 89.47          $119.55         $ 97.21
 9/30/98                     $ 89.18          $107.23         $ 86.98
12/31/98                     $ 82.40          $129.61         $ 84.45

   The following performance graph compares the Company's performance to the Standard and Poors' 500 Stock Index (the "S&P 500 Index") and the National Association of Real Estate Investment Trusts' Equity Index (the "NAREIT Equity Index"). Share price performance for the period from November 12, 1997, the date on which trading in the Common Shares commenced, through December 31, 1997 and for the three month periods ended March 31, June 30, September 30, and December 31, 1998, is not necessarily indicative of future results. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.


                      APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Trustees of the Company has selected Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999. Ernst & Young LLP served in this capacity for 1998. A representative of Ernst & Young LLP will attend the meeting and, while not intending to make a statement, will have an opportunity to make a statement if they desire to do so and will respond to appropriate questions directed to Ernst & Young LLP.

   The appointment of auditors is approved annually by the Board of Trustees and subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

   Before making its recommendation to the Board of Trustees for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

   The Board of Trustees of the Company recommends a vote FOR approval of the appointment of Ernst & Young LLP as the Company's auditors.

                               OTHER INFORMATION

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Exchange Act requires the Company's officers and Trustees, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the NYSE. Officers, Trustees and beneficial owners of more than ten percent of the Company's equity securities are required by Commission regulations to furnish the Company with copies of all such forms which they file.

   Based solely on the Company's review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the period ended December 31, 1998, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, to the Company's knowledge no transactions were reported late during the period ended December 31, 1998 except that the Forms 3 of Louis G. Conforti and Roy P. Rendino were inadvertently not filed. The information required by the Forms 3 were filed as part of the 1998 Form 5 filing for each individual.

Certain Relationships and Related Transactions

 Non-Compete Agreement Among the Company, PGI and Michael W. Reschke

   The Company, PGI and Mr. Reschke are parties to a Non-Compete Agreement that provided that, so long as PGI and/or its affiliates own a 5.0% or greater economic interest in the Company or Mr. Reschke is Chairman of the Board of the Company, neither Mr. Reschke nor PGI (including its affiliates) will own, acquire or manage office or industrial properties (except any ownership resulting from foreclosure of indebtedness). Excluded from the foregoing restrictions are (i) any interest in the Company or the Operating Partnership,
(ii) all properties in which PGI had an interest prior to the Formation Transactions and (iii) PGI's or Mr. Reschke's ownership of less than 5.0% of any class of securities listed on a national securities exchange or on the Nasdaq National Market. In addition, PGI and Mr. Reschke will not be prohibited from providing debt or lease financing for properties similar to the properties owned or managed by the Company or from acquiring any preferred equity position in any owner or lessee of any such type of properties.

 Consulting Agreement with Stephen J. Nardi

   For a description of the Consulting Agreement, see "Election of Trustees-- Compensation of Trustees."

 Agreements to Purchase Certain Properties

   The Company has a nine-year option to purchase a property at 300 N. LaSalle in Chicago from PGI. 300 N. LaSalle contains approximately 58,000 square feet suitable for development. The Company has an option to purchase the property at 95.0% of the then fair market value of the property.

   The Company also has a 14-year right of first offer, to develop (or develop and acquire an ownership interest in) all or any portion of approximately 360 acres of undeveloped office and industrial land in Huntley, Illinois. The right of first offer will apply to the extent that PGI determines that such parcel shall be utilized for the construction of an office or industrial facility to be owned and leased to third parties by PGI or held by PGI for sale to a third party. The site is subject to a participation interest held by an unaffiliated third-party lender.

   The foregoing option and right of first offer may be exercised only with the approval of the Company's independent trustees.

   The Company had an option to purchase 901 Technology Way in Libertyville, Illinois from the IBD Contributors (which consist of the Edward S. Hadesman Trust dated May 22, 1992, Grandville/Northwestern Management Corporation, the Carolyn B. Hadesman Trust dated May 21, 1992, the Lisa Hadesman 1991 Trust, the Cynthia Hadesman 1991 Trust, Tucker B. Magid, Frances S. Shubert, Grandville Road Property, Inc., HR Trust, Edward E. Johnson and Sky Harbor Associates). 901 Technology Way consists of approximately 68,824 net rentable square feet of industrial space. Such option was exercised in January 1999 for a purchase price of $4.1 million.

   The Company has agreed to purchase 300 Craig Place in Hillside, Illinois, an approximately 163,000 square foot industrial facility which is fully leased, for approximately $8.6 million from an affiliate of a limited liability company (controlled by Stephen J. Nardi, one of the Company's Trustees) which serves as a general partner of the Company (the "NAC General Partner.")

   Pursuant to a vacant land agreement, the Company purchased from certain affiliates of certain of the IBD Contributors vacant land located at 2000 USG Drive in Libertyville, Illinois for a purchase price of $2.0 million. The Company began construction of an approximately 242,000 square foot industrial facility upon this land in July 1998. Also under the vacant land agreement, in September 1998, the Company purchased vacant land located in the Pine Meadows Corporate Office Park in Libertyville, Illinois for a purchase price of $3.3 million. The Company began construction of four office buildings (one three-story building and three one-story buildings) which, in the aggregate, consist of approximately 180,000 square feet, upon the land. Finally, under the same agreement, the Company is obligated to purchase approximately seven acres of vacant land located in the Pine Meadows Corporate Office Park for a purchase price of $3.50 per square foot by November 2000.

   Pursuant to a vacant land agreement between the Company and certain affiliates of the NAC General Partner, the Company is obligated to purchase, over a five-year period commencing in November 1997, an aggregate of approximately 94.5 acres of vacant land in Carol Stream and Batavia, Illinois for a purchase price of $3.00 per square foot, which is to be paid for in Common Units in the Operating Partnership. Under the agreement, the Company acquired approximately 24 acres of such land for a purchase price of approximately $3.1 million (207,631 Common Units) in April 1999. Two industrial facilities are being consructed upon these 24 acres of land, one facility is being constructed by the Company and will consist of approximately 262,000 square feet (a portion of which has been leased) and the other facility is being constructed by Prime Group Realty Services, Inc. (the "Services Company") and will consist of approximately 114,000 square feet (which will be sold when completed pursuant to an executed purchase and sale agreement).

   On July 22, 1998, the Company entered into a purchase agreement with affiliates of Blackstone Real Estate Advisors ("Blackstone"). Thomas J. Saylak, one of the Company's Trustees, is the Senior Managing Director of Blackstone. In addition, Blackstone is an affiliate of Primestone Investment Partners, L.P., a substantial Common Unit holder in the Operating Partnership. Pursuant to this agreement, the Company was obligated to purchase National City Center in Cleveland, Ohio and IBM Plaza in Chicago, Illinois, which consist of an aggregate of approximately 2.1 million square feet, for an aggregate purchase price of $357.0 million. This agreement was amended on February 5, 1999 to provide for the purchase of National City Center for $100 million on the same date and an option to acquire IBM Plaza for $230 million exclusive of an $8.0 million nonrefundable option payment to the seller of IBM Plaza. As part of the amended agreement, the then-pending lawsuit between the parties was dismissed and the $20.0 million earnest money deposit under the original agreement was applied toward the purchase price for National City Center and the option payment for IBM Plaza.

 Leases with PGI Affiliates

   Certain entities in which PGI has a controlling ownership interest have leased space in the Company's 77 West Wacker Drive Building. These entities include (i) Brookdale Living Communities, Inc., which is currently leasing space for an approximate annual rent of $784,000 pursuant to a lease which expires April 30, 2003 and (ii) The Prime Group, Inc., which is currently leasing space for an approximate annual rent of $784,000 pursuant to a lease which expires on October 31, 2007.

 Other Transactions

   The Services Company provided asset and property management, leasing, acquisition, renovation, development, construction management, legal and administrative services for the entities owning certain of the Company's properties. The Services Company received fees relating to these services in the amount of approximately $3,483,000 for the year ended December 31, 1998. Messrs. Reschke and Curto own 100% of the voting stock of the Services Company. The Company, through its ownership of 100% of the preferred stock of the Services Company, has the right to receive 95.0% of the economic benefit of the Services Company.

   The Company is aware of contamination at certain of the Company's industrial properties. PGI has contractually agreed to retain liability for, and indemnify the Company for, environmental remediation costs with regard to certain of these properties.

   Governor James R. Thompson, a Trustee of the Company, is Chairman of the law firm of Winston & Strawn, which has provided, and continues to provide, legal services to the Company.

Shareholder Proposals for the 2000 Annual Meeting

   Proposals of shareholders intended to be presented at the Company's 2000 Annual Meeting of Shareholders must be received by the Company on or prior to December 29, 1999 to be eligible for inclusion in the Company's Proxy Statement and form of Proxy to be used in connection with the 2000 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy Statement and Proxy relating to the 2000 annual meeting any shareholder proposal which may be omitted from the Company's Proxy materials pursuant to the applicable regulations of the SEC in effect at the time such proposal is received.

Other Business

   The Board of Trustees knows of no business that will be presented for consideration at the Meeting other than the matters described in this Proxy Statement. If any other matter should be presented at the Meeting for action, the persons named in the accompanying proxy card will vote the proxy in their own discretion.

                                          [SIGNATURE OF JAMES F. HOFFMAN
                                          APPEARS HERE]
                                          James F. Hoffman
                                          Secretary

Chicago, Illinois
April 29, 1999

                                   EXHIBIT A

                      RESOLUTIONS OF THE BOARD OF TRUSTEES
                          OF THE COMPANY REGARDING THE
                       AMENDMENT TO SHARE INCENTIVE PLAN

Adopted December 17, 1998

   RESOLVED, that the amount of stock, options and other grants under the Share Incentive Plan of Prime Group Realty Trust (the "Company") is hereby increased by 190,000 shares, subject to the approval by the affirmative vote of the majority of the securities of this Company present, or represented, and entitled to vote at a meeting of shareholders duly held prior to December 17, 1999.


Adopted April 9, 1999

   WHEREAS, on December 17, 1998, the Board of Trustees of Prime Group Realty Trust (the "Company") approved an increase of 190,000 shares under the Share Incentive Plan of Prime Group Realty Trust (the "Plan"), subject to the approval of the affirmative vote of the majority of the securities of this Company present, or represented, and entitled to vote at a meeting of shareholders duly held prior to December 17, 1999.

   RESOLVED, that the number of the Company's common shares reserved for issuance or transfer under the Plan be increased by an additional 500,000 shares, which additional shares are to be made available from authorized but unissued, or reacquired, shares.

   RESOLVED FURTHER, that, subject to the approval by the affirmative vote of a majority of the securities of this Company present, or represented, and entitled to vote at a meeting of shareholders duly held prior to December 17, 1999, the Plan is amended effective December 17, 1998 by changing the first sentence of Section 4.1 of the Plan to read as follows:

    "Subject to adjustment as provided in Section 4.3 herein, the number of Shares that may be issued or transferred to Participants under the Plan shall be 2,540,000."

PROXY                                                                      PROXY

                            PRIME GROUP REALTY TRUST

      PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 19, 1999

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned hereby appoints Michael W. Reschke, Richard S. Curto, William M. Karnes and James F. Hoffman, and each of them, as proxies with full power of substitution to represent and to vote, as designated on the reverse side of this proxy, all of the common shares of beneficial interest, par value $0.01 per share, of Prime Group Realty Trust which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 19, 1999 at 10:00 a.m., local time, at 35 West Wacker Drive, 35th Floor, Conference Room A, Chicago, Illinois, and at any adjournments thereof and, in such proxies' discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

                             Comments/Change of address:

                             ______________________________________________

                             ______________________________________________

                             ______________________________________________

                                                       [PLEASE SEE REVERSE SIDE]

    PLEASE MARK YOUR VOTES IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[CAPTION]
Election of two Class II Trustees         For    Withhold    For Both (Except
 for a term of three years each           Both   Authority    Nominee(s) Written
 Nominees: Richard S. Curto                      For Both     Below)
           Christopher J. Nassetta        / /    / /         / /

                             ___________________________________________________
                                          Nominee Exception(s)

Approval of the First Amendment to the 1997       For      Against      Abstain
 Share Incentive Plan to add additional Common
 Shares to the Plan                               / /      / /          / /

To ratify the appointment of Ernst & Young LLP    For      Against      Abstain
 as independent auditors of the Company for the
 fiscal year ended December 31, 1999              / /      / /          / /

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE TRUSTEE NOMINEES, FOR APPROVAL OF THE FIRST AMENDMENT TO THE 1997 SHARE INCENTIVE PLAN AND FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

Dated: ______________________________________

Signature(s) ________________________________

--------------------------------------------------------------------------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please return promptly in the enclosed postage-paid envelope.

                             FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT

             PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.